QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
One Financial Center
Boston, MA 02111

Telephone: (617) 542-6000	Facsimile: (617) 542-2241

May 22, 2006

Caliper Life Sciences, Inc.
68 Elm Street
Hopkinton, MA 1748

Ladies and Gentlemen:

        We have acted as counsel to Caliper Life Sciences, Inc., a Delaware corporation ("Caliper"), in connection with the proposed merger (the "Merger") of Xenogen Corporation, a Delaware corporation ("Xenogen"), with and into Caliper Holdings, Inc., a Delaware corporation and direct wholly owned subsidiary of Caliper ("Merger Sub"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 10, 2006, by and among Caliper, Merger Sub and Xenogen. The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the documents related thereto. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

        In preparing this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Joint Proxy Statement - Prospectus (the "Proxy Statement") included in the Registration Statement, (iii) those certain tax representation letters delivered to us by Caliper and Xenogen (the "Tax Representation Letters"), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

        In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Merger as described in the Proxy Statement and the Tax Representation Letters are true, correct and complete in all material respects; that all representations and warranties contained in the Proxy Statement, the Tax Representation Letters and the Merger Agreement are, at the time they are made, and will remain at all times through the Effective Time, true, correct and complete and may be relied upon by us at the time they are made and at all times through the Effective Time; that any representation in any of the documents referred to herein that is made "to the best of the knowledge and belief" (or similar qualification) of any person or party are true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement (including all covenants and conditions contained therein) without the waiver or modification of any such terms and conditions; that the Merger will be effective as a merger under the applicable laws of Delaware; that Caliper, Xenogen and Merger Sub each will comply with all reporting obligations required under the Code and Treasury Regulations with respect to the Merger; and that the opinion of even date herewith rendered by Heller Ehrman LLP to Xenogen concerning the matters addressed herein and filed as an exhibit to the Registration Statement has been delivered and has not been withdrawn. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

        Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

        No ruling has been or will be sought from the IRS by Caliper, Xenogen or Merger Sub as to the federal income tax consequences of any aspect of the Merger, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

        Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, (i) for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Proxy Statement under the heading "Material U.S. Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications described therein, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

        Our opinion addresses only the specific United States federal income tax consequences of the Merger set forth herein, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

        This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be relied upon by any other person for any other purpose. We hereby consent to the use of our name under the caption "Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

QuickLinks

  Exhibit 8.1